Exhibit 99.1

Avigen’s Board of Directors to Review BVF Offer and Provide Recommendation

Alameda, CA, January 26, 2009 – Avigen, Inc. (Nasdaq: AVGN), a biopharmaceutical company, today confirmed that BVF Acquisition LLC, a wholly owned subsidiary of Biotechnology Value Fund, L.P. (collectively, “BVF”), had commenced an unsolicited tender offer to purchase all of the outstanding shares of Avigen’s common stock that BVF does not already own for $1.00 per share in cash.

Avigen’s Board of Directors, consistent with its fiduciary duties, and in consultation with its financial and legal advisors, will carefully review and consider BVF’s unsolicited tender offer and will, on or before February 6, 2009, advise Avigen’s stockholders of the position of the Board of Directors regarding the offer as well as the reasons for the position taken.

Accordingly, Avigen’s Board of Directors urges Avigen’s stockholders to defer making a determination whether to accept or reject BVF’s unsolicited tender offer until they have been advised of the position of the Board of Directors.

RBC Capital Markets is acting as financial advisor to Avigen and Cooley Godward Kronish LLP is acting as legal advisor.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. Avigen's strategy is to identify, acquire and develop opportunities that represent a positive return to Avigen’s stockholders. Avigen’s current potential product is AV411 for neuropathic pain and opioid withdrawal and methamphetamine addiction. For more information about Avigen, consult the company's website at www.avigen.com.

CONTACT: Michael Coffee, Chief Business Officer Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502 510-748-7372 ir@avigen.com www.avigen.com